Exhibit 4.1
EXTRACT FROM THE NOTE D’OPERATION CONTAINING THE TERMS AND CONDITIONS
OF THE BONDS AS FILED WITH THE AUTORITÉ DES MARCHÉS FINANCIERS ON
MAY 3, 2007 (UNOFFICIAL ENGLISH TRANSLATION)
The following is a summary of the material terms and conditions of the 2.25% net share settled convertible notes due 2027 issued by Business Objects in May 2007:
1	INFORMATION CONCERNING SECURITIES TO BE OFFERED AND LISTED ON THE EUROLIST BY EURONEXTTM MARKET
     1.1 Nature, form and delivery of the Bonds
The bonds to be issued by Business Objects S.A. (the “Company”) constitute securities giving access to capital within the meaning of Articles L. 228-91 et seq. of the French Commercial Code (the “Bonds”).
The Bonds will be in either registered or bearer form, at the option of the holders. They will be mandatorily held in dematerialized book-entry form by, as the case may be:
–	BNP Paribas Securities Services acting on behalf of the Company in respect of fully registered Bonds (nominatifs purs);

–	an authorized financial intermediary of the holder’s choice and BNP Paribas Securities Services acting on behalf of the Company, in respect of Bonds in administered, registered form (nominatifs administrés);

–	an authorized financial intermediary of the holders’ choice in respect of Bonds in bearer form (au porteur).
Settlement and delivery of the Bonds upon issuance will take place through the Euroclear France RELIT-SLAB settlement and delivery system (ISIN Code FR0010470245).
All of the Bonds will be accepted for clearance through Euroclear France, which will ensure the settlement of Bonds between account holders. The Bonds will also be accepted for clearance through Euroclear Bank S.A./N.V. and Clearstream Banking, S.A..
The Bonds will be held in dematerialized book-entry form and be tradable beginning on May 11, 2007, the settlement date of the Bonds.
     1.2 Nominal Value per Bond
The nominal value of each Bond, i.e. 42.15 euros, equates to a conversion premium of 50% over the reference price of the Company’s shares, i.e. 28.10 euros (the “Reference Price”), defined as the volume-weighted average share price of the Company’s shares traded on Eurolist by EuronextTM, from the opening of trading on May 3, 2007 until 2:00 p.m., corresponding to the time of the pricing of the offering.
     1.3 Issue Price of the Bonds
The Bonds will be issued at par, i.e. 42.15 euros, payable in full on the settlement date of the Bonds.
     1.4 Issue date
May 11, 2007.

     1.5 Settlement date
May 11, 2007.
     1.6 Annual interest
The Bonds will bear interest at the rate of 2.25% per annum (expressed as a percentage of the nominal value of the Bonds), payable in arrears on January 1 of each year (or the following Business Day if that day is not a Business Day) and for the first time on January 1, 2008 (or the following Business Day if such day is not a Business Day) (each such date being an “Interest Payment Date”).
All interest payments relating to an interest period of less than one full year will be calculated on the basis of the above-mentioned annual interest rate calculated on the basis of the number of days elapsed in the relevant period on the basis of a 365-day year (or a 366-day year for a leap year).
A “Business Day” shall mean any day (other than a Saturday or Sunday) on which banks are open in Paris and on which Euroclear France operates.
Subject to the provisions of paragraph 1.22.7 “Rights of Bondholders to interest on the Bonds and to dividends with respect to shares delivered”, interest will cease to accrue from the redemption date of the Bonds.
Claims in respect of interest will become forfeited after a period of five years from such interest’s due date.
     1.7 Redemption, early redemption
     1.7.1 Redemption at maturity
Unless the Bonds have been subject to early redemption or to the exercise of the Conversion Right as described in paragraph 1.22 “Exercise of the Conversion Right”, under the conditions set out below, they will be redeemed in full on January 1, 2027 (or the following Business Day if that day is not a Business Day) at par in cash.
Claims in respect of principal will become void after a period of 30 years from the date of redemption.
     1.7.2 Early redemption by repurchase or public tender offers
The Company reserves the right to redeem the Bonds at any time, without limitation as to price or quantity, through purchases on the market or over-the-counter or by means of public tender or exchange offers. Any such transaction shall not affect the normal redemption timetable for other Bonds remaining outstanding.
     1.7.3 Early redemption at the option of the Company
1.	The Company may at its sole option and at any time from May 11, 2012 until the end of the seventh Business Day preceding the maturity date of the Bonds, redeem in cash all of the Bonds outstanding, in cash, at par plus interest accrued from the last Interest Payment Date preceding the early redemption date through the effective date of redemption, by giving not more than 60 days and not less than 30 days notice in the manner provided in paragraph 1.7.5 “Publication of information in the event of redemption at maturity or early redemption of Bonds”, provided that any such early redemption will be permitted only if the product of:
•	the applicable Conversion Ratio (as defined in paragraph 1.22.4 “Exercise Period and Conversion Ratio”); and

•	the VWAP Price of the Company’s shares;

exceeds 125% of the nominal value of the Bonds on each of 10 consecutive Trading Days during which the Business Objects shares are quoted, as selected by the Company amongst a 20 consecutive Trading Days period preceding the date of publication of the notice announcing such early redemption (as described in paragraph 1.7.5 “Publication of information in the event of redemption at maturity or early redemption of the Bonds”).

A “Trading Day” shall mean any Business Day on which Euronext Paris quotes shares on Eurolist by EuronextTM, other than a day on which such quotes cease prior to the usual closing time (or if the Company’s shares are no longer quoted on such market but are quoted on another regulated or similar market, a “Trading Day” shall be any Business Day on which such other market quotes shares).

A “Business Day” shall mean any day (other than a Saturday or Sunday) on which the banks are open in Paris and on which Euroclear France operates.

“VWAP Price” means, with respect to a Trading Day, (x) the volume-weighted average price of the Company’s shares (or any other relevant securities of the Company) for such trading day on Eurolist by EuronextTM as published on Bloomberg’s “VAP” page (or if such service no longer publishes the relevant information, another commercially available service regularly used by market participants for purposes of ascertaining the relevant information), or (y) if no such price is published, the price for such shares (or other relevant securities of the Company) at the opening of such trading day on Eurolist by EuronextTM. If the shares (or other relevant securities of the Company) are no longer quoted on Eurolist by EuronextTM, the VWAP Price will be the volume-weighted average price of the Company’s shares on such other regulated or similar market on which the shares (or other relevant securities of the Company) are quoted on such trading day, or, if no such volume-weighted average price is published, the opening price on such other market on such trading day. If the shares (or other relevant securities of the Company) are quoted in a currency other than the euro or any currency with an irrevocably fixed conversion rate to the euro, the conversion to euros of the relevant VWAP Price will be made at the exchange rate set by the European Central Bank (the “ECB Rate”) in effect on the relevant Trading Day.

2.	The Company may, at its sole option, redeem in cash at any time all of the Bonds outstanding at a price equal to par plus interest accrued from the last Interest Payment Date preceding the early redemption date until the effective date of the redemption, if less than 10% of the Bonds originally issued remain outstanding.

3.	In each of the cases specified in paragraphs (1) and (2) above, the Bondholders shall remain entitled to exercise their Conversion Right in accordance with the provisions of paragraph 1.22.4 “Exercise Period and Conversion Ratio”.

4.	In each case specified in paragraphs (1) and (2) above, interest shall cease to accrue from the effective date of redemption of the Bonds by the Company.
     1.7.4 Redemption at the option of Bondholders
     1.7.4.1 Redemption upon a Change of Control
In the event that (i) the Company is a party to any completed merger, consolidation, amalgamation or other similar event or circumstance, or (ii) any party or group of parties acting together acquires a majority of the outstanding voting securities of the Company, and that such event in (i) or (ii) has resulted in the transfer of control (within the meaning of Article 233-3 of the French Commercial Code) of the Company to one or several legal entities or individuals (other than a legal entity in which the shareholders who held a majority of the voting securities of the Company before the event or circumstance hold a majority of the voting securities), acting alone or in concert, that did not control the Company before the occurrence of such event (any such event, a “Change of Control Event”) the Company shall, upon becoming aware of such event, promptly give notice of such event by publishing a notice in the Bulletin des Annonces Légales

Obligatoires (“BALO”), as well as in a financial newspaper with national circulation in France, and also by notice to EuronextTM and through the facilities of Euroclear France S.A., Euroclear Bank S.A./N.V. and Clearstream Luxembourg, so long as the Bonds clear through such agencies.
Each Bondholder may, at its option, require the Company (or its successor) to redeem in cash any or all of the Bonds held by such Bondholder at par plus interest accrued from the last Interest Payment Date preceding the early redemption date until the effective date of redemption, by delivering a notice (the “Put Notice”) to the specified office of the Paying Agent (referred to in paragraph 1.21.1 “Paying Agent and Depositary”) not more than 30 calendar days after the giving of the notice of the occurrence of the Change of Control by the Company. Once given, a Put Notice shall be irrevocable. The Company shall, on the tenth business day following the expiration of such 30 day period, redeem all Bonds in relation to which such a Put Notice has been timely and properly delivered, at the price set forth in the preceding sentence. The Bonds redeemed pursuant to this paragraph shall not be subject to any Conversion Right adjustments pursuant to paragraph 1.22.9.3 “Adjustments to the Conversion Ratio in the event of financial transactions” resulting from the occurrence of any event giving rise to the Bondholder’s redemption option in accordance with this paragraph.
     1.7.4.2 Redemption on specified dates
Each Bondholder may, at its option, require the Company (or its successor) to redeem any or all of the Bonds held by such Bondholder in cash at par plus interest accrued from the last Interest Payment Date preceding the early redemption date to the effective redemption date, on any of May 11, 2012, May 11, 2017 or May 11, 2022 (or the following Business Day if any of these days is not a Business Day) by delivering Put Notice to the Paying Agent (set forth in paragraph 1.21.1 “Paying Agent and Depositary”) not more than 60 calendar days or less than 30 days prior to the relevant optional redemption date.
     1.7.5 Publication of information in the event of redemption at maturity or early redemption of Bonds
Information relating to the number of Bonds redeemed, to the number of Bonds whose Conversion Right described in paragraph 1.22 “Exercise of the Conversion Right” above, has been exercised and to the number of Bonds remaining outstanding shall be provided each year to EuronextTM for publication and may be obtained from the Company or from the Paying Agent referred to in paragraph 1.21.1 “Paying Agent and Depositary”.
In the event that the Company decides to redeem all of the Bonds upon or prior to maturity pursuant to paragraph 1.7.3 “Early redemption at the Company’s option”, a notice to that effect shall be published in the Journal Officiel (for so long as required by French regulations), in a financial newspaper with general distribution in France, in a notice issued by EuronextTM, and in a notice submitted through Euroclear France S.A., Euroclear Bank S.A./N.V. and Clearstream Luxembourg, so long as the Bonds clear through such agencies, in each case no later than 30 calendar days before the effective or possible redemption date.
     1.7.6 Cancellation of Bonds
Bonds redeemed at or prior to maturity, Bonds repurchased on the market or over-the-counter or by way of public tender offers, and Bonds whose option described in paragraph 1.22 “Exercise of the Conversion Right” was exercised, shall cease to be considered outstanding and shall be cancelled in accordance with French law.
     1.7.7 Early redemption of the Bonds upon an event of default
The representatives of the Group of Bondholders (as defined in paragraph 1.15 “Representation of Bondholders” above) may, pursuant to a decision of the general Bondholders’ meeting in accordance with the applicable quorum and majority requirements of the law, by written notice sent to the Company with a copy to the Paying Agent (see paragraph 1.21.1 “Paying Agent and Depositary”), require that all of the Bonds be redeemed in cash at par plus interest accrued from the last Interest Payment Date, if any of the following events of default occurs, to the extent that such event of default has not been remedied at the time that the Bondholders’ meeting is held:

(a)	the Company shall default on payment of the principal, unpaid accrued interest or premium, if any, in respect of any Bond and such default continues for a period of 15 Business Days from the due date;

(b)	the Company shall fail to satisfy its obligations upon the exercise of the Conversion Right and such failure shall not have been remedied within 15 Business Days of the applicable delivery date;

(c)	the Company shall fail to comply with any of its other covenants or agreements contained in the Bonds or the agreement between the Company and the Paying Agent and Depositary referred to in paragraph 1.21.1 “Paying Agent and Depositary”, and such failure shall not have been remedied within 30 Business Days from the date the representatives of the Group of Bondholders, acting at the direction of the holder or holders of not less than 33.33% in aggregate nominal value of the Bonds then outstanding, shall have given notice thereof to the Company;

(d)	the Company or any of its subsidiaries that represents at least 10% of its consolidated total assets or consolidated revenues for the most recent fiscal year shall fail to pay when due (beyond the expiration of any applicable cure period), in any case, in excess of €35 million principal amount (or the equivalent in another currency) in respect of any Indebtedness of the Company or any such subsidiary, whether due at maturity, upon acceleration as a result of an event of default or otherwise, and such failure shall not be remedied (unless such amount ceases to be due and payable or is paid); or

(e)	the Company or any of its subsidiaries that represents at least 10% of its consolidated total assets or consolidated revenues for the most recent fiscal year (i) is subject to any declared or undeclared cessation des paiements or any analogous state under the principles of any applicable law or (ii) has filed for or become subject to any pre-insolvency or insolvency proceedings (procédure de sauvegarde, redressement judiciaire or other) or is in liquidation (liquidation judiciaire or other).
Notwithstanding anything to the contrary above, if an event of default specified in clause (e) above occurs as a result of an event relating to the Company (but not a subsidiary), the Bonds will be immediately due and payable without the necessity of any declaration or other act on the part of any Bondholder.
For purposes of this paragraph, and, more generally in these terms and conditions, “Indebtedness” means any indebtedness for all borrowed money (excluding debt to suppliers and intra-group indebtedness), as well as any guarantee of any such indebtedness.
     1.8 Annual gross yield to maturity
The gross yield to maturity will be equal to 2.25% as at the settlement date of the Bonds (in the absence of the exercise of the Conversion Right and in the absence of early redemption).
In the French bond market, the yield to maturity of a bond is the annual rate which, at a given date, at such rate and on a compound interest basis, equals the present values of all amounts payable and all amounts receivable (as defined by the Bond Standardization Committee (Comité de normalisation obligataire)).
     1.9 Maturity and average life
Approximately 19 years and 8 months from the settlement date of the Bonds to the date of redemption at maturity (the average life is identical to the maturity of the Bonds in the absence of the exercise of the Conversion Right and in the absence of early redemption).

     1.10 Subsequent issuances of fungible bonds
If the Company subsequently issues new bonds which have the same rights as the Bonds in all respects (other than as to the first interest payment), the Company may, without the consent of Bondholders and provided that the terms and conditions of such bonds so permit, consolidate the Bonds with the bonds of any such subsequent issuances, thereby treating such bonds as the same issuance for the purposes of trading and agency services.
     1.11 Rank and negative pledge
     1.11.1 Rank
The Bonds and the interest thereon constitute direct, general, unconditional, unsubordinated and unsecured obligations of the Company, and rank equally amongst themselves and pari passu with all other present and future unsecured and unsubordinated debts and guarantees of the Company (except for those which have a preference provided for by law).
     1.11.2 Negative pledge
For so long as any of the Bonds remain outstanding, the Company will not grant any mortgage (hypothèque) on any of its present or future real property interests, nor any pledge (nantissement) on its goodwill (fonds de commerce), in each case for the benefit of any other bonds that are quoted, or capable of being quoted, on a regulated or similar market, without granting the same security to the Bondholders and ensuring that the Bonds have the same ranking.
     1.12 Guarantee
Payment of interest, redemptions, principal, taxes, expenses and ancillary amounts due have not been guaranteed.
     1.13 Subscription Agreement
UBS Limited will subscribe for the issuance of the Bonds pursuant to the terms of a subscription agreement, which has been entered into with the Company on May 3, 2007.
Under the terms of the subscription agreement between UBS Limited and the Company, UBS Limited (or any person acting on its behalf) may, on behalf of the managers, and as permitted by applicable legislation and regulations, effect transactions with a view to supporting the market price of the Bonds and/or the underlying shares. Any such stabilization, if commenced, would principally be intended to support the market price for the Bonds and/or the underlying shares. It may commence any time beginning on the date of this note d’opération and may be discontinued at any time, and must be discontinued no later than 30 calendar days beginning from May 3, 2007.
Pursuant to the subscription agreement, the Company has agreed (for itself and its subsidiaries), for a period of 90 days after the date of the signature of the subscription agreement, not to offer, dispose of or issue, directly or indirectly, any shares or other financial instruments that carry a right, by conversion, exchange, redemption, presentation of a warrant, exercise or any other manner, to receive, immediately or at a later time, a portion of the capital of the Company; not to engage in any derivative transaction with underlying shares or financial instruments that carry a right to receive, directly or indirectly, a portion of the capital of the Company; not to provide any options for shares or financial instruments that carry a right to receive, directly or indirectly, a portion of the capital of the Company; not to issue or dispose of warrants to subscribe to or acquire shares of the Company; and not to enter into financial transactions having an effect substantially equivalent to those precluded by this clause, in each case without the prior written consent of UBS Limited, which will not be unreasonably withheld. Furthermore, this agreement is subject to certain customary exceptions, including the following:

•	warrants (bons de souscription d’actions) to be granted pursuant to existing authorizations or authorized at the Company’s next annual general and extraordinary meeting of shareholders as announced in the BALO on April 4, 2007;

•	options to purchase or shares of the Company issued pursuant to stock options granted to employees and to officers (mandataires sociaux) of the Company and its subsidiaries granted in accordance with stock option units adopted before the date of the subscription agreement or approved or amended at the Company’s next annual general and extraordinary meeting of shareholders as announced in the BALO on April 4, 2007, or held by Business Objects Option LLC;

•	shares of the Company issued by the Company and delivered by or on behalf of the Company’s subsidiaries pursuant to employee option plans and restricted stock units (the right to receive a free share under certain conditions) to the benefit of employees adopted before the date of the underwriting agreement or approved or amended at the Company’s annual general and extraordinary meeting of shareholders as announced in the BALO on April 4, 2007;

•	shares issued by the Company to Business Objects Employee Benefit Sub-Plan Trust in connection with restricted stock units held by employees that are or were issued pursuant to the 2001 Stock Incentive Sub-Plan adopted before the date of the underwriting agreement or approved or modified at the Company’s next annual general and extraordinary meeting of shareholders as announced in the BALO on April 4, 2007;

•	shares granted pursuant to the Company’s Employee Savings Plan and/or the 2004 International Employee Stock Purchase Plan;

•	shares issued by the Company for allocation, free of charge, to employees according to Article L. 225-197-1 of the French Commercial Code and the authorizations of the Company’s extraordinary meeting of shareholders;

•	shares issued by the Company in payment of dividends or interim dividends; and

•	disposals of shares repurchased by the Company pursuant to the Company’s share repurchase program, in accordance with applicable law and the authorizations granted by the Company’s general shareholders’ meeting.
     1.14 Rating
The Company has not requested that the Bonds be rated.
     1.15 Representation of Bondholders
In accordance with Article L. 228-103 of the French Commercial Code, Bondholders will be grouped together in a collective group or masse (the “Group”), which shall have legal personality. General Bondholders’ meetings may be called to deliberate on all measures meant to protect Bondholders’ rights or execute the Issuance Contract of the Bonds, and to authorize all modifications of the terms and conditions of the Bonds. A general Bondholders’ meeting may also deliberate on merger or divestment proposals by the Company pursuant to Articles L. 228-65, I, 3°, L. 236-13 and L. 236-18 of the French Commercial Code, the provisions of which, in addition to those of Article L. 228-73 of the French Commercial Code, will apply.
(a) Lead representative of the Group

In accordance with Articles L. 228-103 and L. 228-47 of the French Commercial Code, the lead representative of the Group will be Laurent Richer, residing at 65, rue de Levis, 75017 Paris.
The lead representative will have the power and without restriction or reservation, to carry out on behalf of the Group all actions of an administrative nature that may be necessary to protect the common interests of the Bondholders.
He will exercise such duties until his death, his resignation, the termination of his duties by a general meeting of Bondholders or he has become incapacitated or conflicted. His appointment shall automatically cease on the date of final redemption of the Bonds, whether at or prior to maturity. This appointment will be automatically extended, where applicable, until the final resolution of any legal proceedings in which the representative is involved and the enforcement of any judgments rendered or settlements made pursuant thereto.
The representative of the Group shall be entitled to remuneration of €500 per year, payable by the Company on December 31 of each year (or the following Business Day if such day is not a Business Day) for each of the years from 2007 to 2027 inclusive, and for the first time on December 31, 2007 (or the following Business Day if such day is not a business day), insofar as there are still Bonds outstanding at such dates and he continues to serve as representative at such dates.
(b) Substitute representatives of the Group
The substitute representative of the Group will be Mr. Renaud-Thomas Ruer, residing at 25, rue Dauphine, 75006 Paris.
This substitute representative can be called upon to replace the lead representative if the latter is unable to act. The substitute representative’s appointment will take effect upon his receipt of a registered letter, in which the lead representative, the Company or any other interested party notifies him of the lead representative’s temporary or permanent inability to act. If applicable, the same notification will also be given to the Company. In the event of a temporary or permanent replacement, the substitute representative will have the same powers as the lead representative. He will only be entitled to the annual remuneration of €500 if he exercises the duties of a representative on a permanent basis. Such remuneration will begin to accrue from the day on which he assumes such duties on a permanent basis.
(c) General information
The Company will bear the cost of remuneration of the representatives of the Group and the expenses of calling and holding general meetings of Bondholders, publishing the decisions thereof, any fees related to the appointment of the representatives of the Group under Article L. 228-103 of the French Commercial Code and, more generally, all duly incurred and documented costs of the administration and management of the Group.
General Bondholders’ meetings shall be held at the registered office of the Company or such other place as shall be specified in the notice convening the meeting. Each Bondholder or his representative shall have the right, during the period of 15 days preceding the general meeting of the Group, to examine or to make copies of the text of the resolutions to be proposed as well as any reports to be presented at the meeting, at the registered office or administrative headquarters of the Company, or at such other place as may be specified in the notice convening such meeting.
In the event that future issuances of bonds give purchasers identical rights to those under the Bonds and if the terms and conditions of such future bonds so permit, the holders of all of such bonds shall be grouped together in a single Group.

     1.16 Public offers
Based on current French regulation, in instances where a third party conducts a public tender or an exchange offer for the Company’s shares, such offer must also extend to any securities that may confer an interest in the share capital or voting rights of the Company, therefore including the Bonds described herein. Any such offer by a third party will be subject to a preliminary review by the AMF, which will grant any approval based on the terms of the offer, in particular the value thereof. An information document (note d’information) describing the terms of the offer must also be submitted to the AMF for a visa prior to its publication.
     1.17 Transactions undertaken by the Company
The Company may not modify its corporate form or purpose without consulting the general Bondholders’ meeting. In the event of a negative vote of the general Bondholders’ meeting, the Company may not proceed without offering to redeem the Bonds in accordance with the provisions of Article L.228-72 of the French Commercial Code, in cash, at par plus interest accrued from the last Interest Payment Date preceding the effective date of redemption until the effective date of redemption.
     1.18 Taxation of the Bonds
Please refer to the French Note d’Opération which is available on the websites of the Company (www.france.businessobjects.com) and the AMF (www.amf-france.org).
     1.19 Accounting Treatment of the Bonds
Please refer to the French Note d’Opération which is available on the websites of the Company (www.france.businessobjects.com) and the AMF (www.amf-france.org).
     1.20 Admission to listing and trading of the Bonds
     1.20.1 Listing
Application has been made to list the Bonds on Eurolist by EuronextTM. Listing is expected to take place on May 11, 2007 under ISIN Code FR0010470245. No application for listing on another market is expected.
     1.20.2 Restrictions on the transferability of the Bonds
No restrictions have been imposed by the terms and conditions of the issuance in order to enable the transferability of the Bonds.
     1.20.3 Listing of similar securities
Not applicable.
     1.21 General information concerning the Bonds
     1.21.1 Paying Agent and Depositary
BNP Paribas Securities Services, 3 rue d’Antin, 75002 Paris (the “Paying Agent”) will act as paying agent (payment of interest, redemption of matured Bonds, exercise of the Conversion Right, etc.) and depositary agent in respect of the Bonds.

     1.21.2 Jurisdiction
The Commercial Court of Nanterre will have jurisdiction in any dispute where the Company is the defendant, and, in all other cases, competent courts will be determined by the type of litigation to be conducted, unless otherwise provided for by the French Code of Civil Procedure (Nouveau code de procédure civile).
     1.22 Exercise of the Conversion Right
     1.22.1 Conversion Right Exercise Period
Bondholders shall have the right, at any time from the Initial Exercise Date (as defined below) or during any Year Two Exercise Period (as defined below), and until the end of the seventh Business Day immediately preceding May 11, 2022, to exercise the option to have their bonds redeemed for cash and new and existing shares, upon the occurrence of any of the events specified in paragraph 1.22.2 “Conditional Exercise”. On or after May 11, 2022 (included), Bondholders shall have the right to exercise such option until the end of the seventh Business Day preceding their redemption date at maturity (or earlier in the case of early redemption), independently of whether any of the events specified in paragraph 1.22.2 “Conditional Exercise” occurs. In any such case, the right of Bondholders to exercise such option is referred to as the “Conversion Right”.
The “Initial Exercise Date” means the second anniversary of the date of issuance of the Bonds (i.e. May 11, 2009).
The “Year Two Exercise Period” means the period during which a Registration Statement (as defined in paragraph 1.23.6 “U.S. Registration Rights”) becomes or is declared effective by the United States Securities and Exchange Commission (“SEC”) and remains effective and available for use in connection with the exercise of the Conversion Right.
Upon conversion or exchange of a Bond, settlement of the exercise of the Conversion Right will be effected in the manner set forth in paragraph 1.22.6 “Settlement of exercise of the Conversion Right”. To the extent that the Conversion Right is settled in shares, the Company may, at its option, deliver new and/or existing shares, if any.
By decision of the ordinary general shareholders’ meeting held on June 7, 2006, the Company was authorized, pursuant to Articles L.225-209 et seq. of the French Commercial Code, to purchase its own shares in an amount of up to 10% of its share capital. The authorization is valid for an 18-month period expiring on December 7, 2007. This repurchase program was the subject of an explanatory leaflet included in the document de référence of the Company registered with the AMF under Visa Number R. 06-0038 on April 24, 2006.
The Board of directors of the Company held on April 24, 2007 has authorized the Company to repurchase up to 2 million of its own shares for a total amount of up to $100 million (€75 million) under the share repurchase program authorized by its shareholders at the Company’s shareholders meeting held on June 7, 2006.
As of April 27, 2007, the Company directly or indirectly held 2,667,748 of its own shares representing 27% of the total number of shares that may be repurchased.
     1.22.2 Conditional Exercise
During any Year Two Exercise Period, and during the period from the Initial Exercise Date to 5:00 p.m. Paris time on the Business Day immediately preceding May 11, 2022 (collectively, the “Conditional Exercise Period”), the Conversion Right may only be exercised upon the occurrence of one of the events specified in paragraphs 1.22.2.1 to 1.22.2.6.

     1.22.2.1 Exercise Based on VWAP Price
A Bondholder may exercise the Conversion Right during the Initial Exercise Period at any time during any calendar quarter if, on each of the 20 or more Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding calendar quarter, the VWAP Price for each of the 20 Trading Days concerned is greater than 120% of the quotient obtained by dividing (i) the nominal value per Bond, by (ii) the Conversion Ratio applicable on such Trading Day.
     1.22.2.2 Exercise upon satisfaction of Trading Price Condition
A Bondholder may exercise the Conversion Right during the Conditional Exercise Period during the five Business Day period after any five consecutive Trading Day period (the “measurement period”) in which the “Trading Price” of the Bonds (expressed as a number of euros per Bond), as determined following a request by a Bondholder in accordance with the procedures described below, for each day of such measurement period was less than 97% of the product of the VWAP Price and the Conversion Ratio (the “Trading Price Condition”).
The “Trading Price” of the Bonds on any date of determination means the product of (i) the nominal value of one Bond, and (ii) the secondary market bid quotation (expressed as a percentage of the nominal value without taking into account the interest accrued from the last Interest Payment Date preceding such determination date) at 5:00 p.m. Paris time on such determination date, as published by Bloomberg on the UCBP page. If this page no longer exists (and does not have a successor), then the trading price will be deemed to be less than 97% of the product of the VWAP Price of the Company’s shares and the applicable Conversion Ratio.
The Paying Agent shall have no obligation to determine the trading price of the Bonds unless the Company has requested such determination; and the Company shall have no obligation to make such request unless a Bondholder provides it with reasonable evidence that the trading price of the Bonds is less than 97% of the product of the VWAP Price of the Company’s shares and the applicable Conversion Ratio (the “Notification”). At such time, the Company shall instruct the Paying Agent to determine the trading price of the Bonds beginning on the Trading Day immediately following the day of the Notification by the Bondholder to the Company and on each successive Trading Day until the Trading Price of the Bonds is greater than or equal to 97% of the product of the VWAP Price of the Company’s shares and the applicable Conversion Ratio.
If the Trading Price Condition has been met following such determination, the Company shall so notify Bondholders. If, at any point after the Trading Price Condition has been met, the trading price is greater than 97% of the product of the VWAP Price of the Company’s shares and the applicable Conversion Ratio, the Company shall so notify the Bondholders. In either case, a notice containing this information will be published promptly in a financial newspaper with general circulation in France, submitted to Euronext ParisTM to be published by it in a notice and submitted to Euroclear France S.A., Euroclear Bank S.A./N.V. and Clearstream Luxembourg for publication as a notice, so long as the Bonds clear through such agencies.
     1.22.2.3 Exercise upon specified corporate transactions
A Bondholder may exercise the Conversion Right during the Conditional Exercise Period, if the Company elects to distribute to all holders of its shares its assets, debt securities or rights or warrants giving rights to purchase its securities (other than shares), with such distribution having a per share value (as determined by the Company’s board of directors) exceeding 10% of the VWAP Price of the Company’s shares on the Trading Day immediately preceding the declaration date for such distribution. In such event, the Company must notify the Bondholders at least 35 Business Days prior to the ex-rights or ex-distribution date. Such notice containing this information will be published promptly in a financial newspaper with general circulation in France, submitted to EuronextTM to be published by it in a notice and submitted to Euroclear France S.A., Euroclear Bank S.A./N.V. and Clearstream Luxembourg for publication as a notice, so long as the Bonds clear through such agencies.

Once the Company has published such notice, Bondholders may surrender their Bonds to exercise the Conversion Right at any time until the earlier of (x) 5:00 p.m., Paris time, on the Business Day immediately prior to the ex-rights or ex-distribution date, and (y) the date of the Company’s announcement that such distribution will not take place.
     1.22.2.4 Exercise upon Public Announcement of a Change of Control Event
A Bondholder may exercise the Conversion Right during the Conditional Exercise Period on or after the date of the public announcement of a prospective Change of Control Event (as defined in paragraph 1.7.4.1 “Redemption upon a Change of Control”). The public announcement of a Change of Control, for the purposes of this paragraph, will be (x) in the case of a tender offer for the Company’s securities which may be reopened after the publication of a notice of positive results (avis de résultat), such notice, (y) in all other cases, the notice of admissibility (avis de recevabilité) of such tender offer, or (z) the publication in the Bulletin des Annonces Légales Obligatoires of the notice of the meeting of the Company’s general shareholders’ meeting convened to decide on the transaction leading to a Change of Control. Once such a public announcement has occurred, Bondholders may surrender their Bonds for the exercise of the Conversion Right (x) in the case of a tender offer for the Company’s securities which may be reopened after the publication of a notice of positive results, up until 5:00 p.m. , Paris time, on the third day of the new tender period, and (y) in other cases, at any time until the earlier of (a) 5:00 p.m., Paris time, on the Business Day immediately prior to the last date on which tenders of the Company’s shares may be made or the date of the Company’s general shareholders meeting called to approve the transaction (as applicable), and (b) the announcement by the Company or the relevant potential acquirer that such transaction will not take place.
In the case of a tender offer for the Company’s securities which may be reopened after the publication of a notice of positive results, the Company will notify the Bondholders, at the latest on the first Business Day immediately following the date of publication of such notice of positive results, of a Change of Control via a notice published in the Journal Officiel (as long as the regulation in force requires it). This information will also be published in a financial newspaper with general distribution in France, in a notice issued by EuronextTM and in a notice given through the facilities of Euroclear France S.A., Euroclear Bank S.A./N.V. and Clearstream Luxembourg, so long as the Bonds clear through such agencies.
     1.22.2.5 Exercise upon Notice of Early Redemption
During the Conditional Exercise Period a Bondholder may exercise the Conversion Right on or after the date on which the Company gives notice of an early redemption of the Bonds prior to their maturity pursuant to paragraph 1.7.3 “Early Redemption at the Company’s Conversion Right,” until the end of the seventh Business Day preceding the date set for redemption in such notice.
     1.22.2.6 Exercise during the period between March 2, 2012 and May 2, 2012
Notwithstanding the provisions of paragraphs 1.22.2.1 to 1.22.2.5 above, a Bondholder may exercise the Conversion Right between March 2, 2012 and May 2, 2012 (inclusive).
     1.22.3 Suspension of Conversion Rights
In the event of an increase in share capital, an issuance of new capital stock or securities conferring rights to receive shares of the Company, a merger (fusion), spin-off (scission) or other financial transaction conferring preferential subscription rights or reserving a priority subscription period for the benefit of Company shareholders, the Company shall be entitled to suspend the Conversion Right for a period not exceeding three months or such other period of time as may be set by applicable regulations; provided, however, that no such suspension may occur as a result of a merger or spin-off during the Conditional Exercise Period. In addition, such suspension will also not affect Bondholders’ Conversion Right relating to bonds called for redemption or the exercise period set forth in paragraph 1.22.4 “Exercise Period and Conversion Ratio”.
The Company’s decision to suspend the Conversion Right will be published in a notice in the Bulletin des Annonces Légales Obligatoires. This notice will be published at least 7 calendar days before the date on which such suspension comes into effect and will mention both the date on which the suspension comes into effect and the date the suspension will end. This information will also be published in a financial newspaper with general distribution in France, in a notice issued by EuronextTM and in a notice given through the facilities of Euroclear France S.A., Euroclear Bank S.A./N.V. and Clearstream Luxembourg, so long as the Bonds clear through such agencies.
     1.22.4 Exercise Period and Conversion Ratio
Any Bondholder may exercise the Conversion Right at any time from the Initial Exercise Date or during any Year Two Exercise Period (in each case, subject to paragraph 1.22.2 “Conditional Exercise” above, if the request is made on or prior to the seventh Business Day preceding May 11, 2022, except between March 2, 2012 and May 2, 2012 in which case conversion will be subject to paragraph 1.22.2.6 above), and during such periods shall have the right to exercise freely the Conversion Right for each of their Bonds, subject to the next sentence. In the event of exercise, the rights of each Bondholder to receive a cash amount and, as the case may be, new or existing shares in accordance with paragraph 1.22.6 “Settlement of exercise of the Conversion Right”, will be determined on the basis of a ratio of ONE Company share for ONE Bond (hereafter the “Conversion Ratio”), subject to the provisions of paragraph 1.22.9 “Maintenance of Bondholders’ Rights”.
With respect to Bonds redeemed at or prior to maturity, the Conversion Right shall expire at the end of the seventh Business Day prior to the date of redemption.
Any Bondholder who has not exercised its Conversion Right prior to such date will receive an amount in cash equal to the redemption price calculated in accordance with the provisions of paragraph 1.7.1 “Redemption at maturity” or paragraph 1.7.3 “Early redemption at the Company’s option”.
     1.22.5 Terms of exercise of the Conversion Right
To exercise the Conversion Right, Bondholders must make a request to the intermediary with whom their Bonds are registered. The Paying Agent will coordinate all such requests. All such requests will be irrevocable.
Any request for exercise of the Conversion Right received by the Paying Agent during a calendar month (an “Exercise Period”) will take effect on the earlier of the following two dates (each an “Exercise Date”):
(i)	the last Business Day of such calendar month; or

(ii)	the seventh Business Day preceding the date set for redemption.
In order to be considered as received on a given Business Day, the corresponding request must have reached the Paying Agent at the latest by 5:00 p.m. Paris time on such day. All requests received after 5:00 p.m. Paris time will be recorded as received on the following Business Day.
However, notwithstanding the preceding dispositions, in the event of a tender offer for the Company’s securities which may be reopened after the publication of a notice of positive results, any request to exercise the Conversion Right received by BNP Paribas Securities Services between (and including) the date of the publication of the aforementioned notice of positive results and on or prior to 5:00 p.m. Paris time on the third day of the new offering period (the “Early Exercise Period”), will take effect on the third day of the new offering period (the “Early Exercise Date”).
     1.22.6 Settlement of exercise of the Conversion Right
(a) In the event of the exercise of the Conversion Right, the Company will pay an amount in cash and, as required, by delivery of new and/or existing shares as set forth more fully in this paragraph 1.22.6. Upon exercise of the Conversion Right, the Company will deliver to Bondholders with respect to each Bond for which the Conversion Right is exercised a “Settlement Amount” equal to the sum (rounded to the nearest cent of a euro (with 0.005 euros rounded as 0.01 euro), of the Daily Settlement Amounts (as defined below)

for each of the 10 Trading Days during the Settlement Calculation Period (as defined below). The Company will deliver the Settlement Amount on the fifth Business Day immediately following the relevant Exercise Date, and such amount shall be payable in cash, as required, and new and/or existing shares.
The “Settlement Calculation Period” with respect to any Bond for which the Conversion Right has been exercised shall be the 10 consecutive Trading Days of which the last is the third Trading Day prior to the relevant Exercise Date.
The “Daily Settlement Amount” for each of the Trading Days during the Settlement Calculation Period, shall consist of:
•	cash equal to the lesser of one-tenth (1/10th) of the nominal value of one Bond, or the Daily Exercise Value relating to such day; and

•	to the extent such Daily Exercise Value exceeds one-tenth (1/10th) of the nominal value of one Bond, a number of shares equal to (A) the difference between such Daily Exercise Value and one-tenth (1/10th) of the nominal value of one Bond, divided by (B) the VWAP Price of the Company’s shares for such day.
The “Daily Exercise Value” means, for each of the Trading Days during the Settlement Calculation Period, one tenth (1/10th) of the product of (1) the Conversion Ratio and (2) the VWAP Price of the Company’s shares for such day.
In the event that there is no 10 consecutive Trading Days period during the Exercise Period, the Settlement Calculation Period will be the last 10 consecutive Trading Days period before the relevant Exercise Date.
Sensitivity to the share price during the Settlement Calculation Period 1

	Amount paid in	Shares delivered	Shares delivered
	cash per Bond	per Bond	per Bond	Settlement Amount
Share Price[1]	(euro) (A)	(number)	(euro) (B)	(euro) (A) + (B)

Share price = SP<
42.15	SP	0.000	0.00	SP
42.15	42.15	0.000	0.00	42.15
45.00	42.15	0.063	2.85	45.00
50.00	42.15	0.157	7.85	50.00
55.00	42.15	0.234	12.85	55.00
60.00	42.15	0.297	17.85	60.00
65.00	42.15	0.351	22.85	65.00
70.00	42.15	0.398	27.85	70.00
75.00	42.15	0.438	32.85	75.00
80.00	42.15	0.473	37.85	80.00
85.00	42.15	0.504	42.85	85.00
90.00	42.15	0.532	47.85	90.00
95.00	42.15	0.556	52.85	95.00
100.00	42.15	0.578	57.85	100.00

(1)	Assuming that the share price remains unchanged during the Settlement Calculation Period.

Example of implementation of the settlement mechanism following the exercise of the Conversion Right

Nominal Value per Bond (euro)	42.15
Conversion Ratio	1.000
Average share price during the Settlement Calculation Period (euro)	50.00

Calculation of the average Daily Settlement Amount
Daily Exercise Value (euro)	5.00
Portion of the Daily Settlement Amount to be paid in cash (euro)	4.22
Portion of the Daily Settlement Amount to be settled in shares (euro)	0.78
Number of shares equating to the portion of the Daily Settlement Amount to be settled in shares (shares)	0.015691
Sum of the Daily Settlement Amounts to be paid in cash (euro)	42.15
Sum of the Daily Settlement Amounts to be settled in shares (euro)	7.85
Number of shares equating to the portion of the Daily Settlement Amount to be settled in shares (shares)	0.15691
Total (Settlement Amount)	50.00
(b) Notwithstanding the foregoing, in the event of a tender offer for the Company’s securities which may be reopened after the publication of a notice of positive results, in the event of the exercise of the Conversion Right, the Company will pay Bondholders, for each Bond for which the Conversion Right is exercised, an “Early Settlement Amount” consisting of:
•	an amount in cash equal to the lesser of the nominal value per Bond or the Delivery Amount per Bond; and

•	in the event that the Delivery Amount exceeds the nominal value per Bond, a number of shares equal to (A) the difference between the Delivery Amount and the nominal value per Bond, divided by (B) the Offer Price, as defined in paragraph 1.22.9.3 (7) below.
The “Delivery Amount” is equal to the product of (1) the Conversion Ratio adjusted pursuant to paragraph 1.22.9.3 (7) and (2) the Offer Price (as defined in paragraph 1.22.9.3 (7) above).
The Company will pay the Early Settlement Amount on the fifth Business Day immediately following the Early Exercise Date, and this amount will be payable in cash and in new and/or existing shares, as applicable.
(c) With respect to Bonds with the same Exercise Date or Early Exercise Date requiring shares to be delivered, the Company shall be entitled, at its sole option, to choose between:
–	delivering new shares;

–	delivering existing shares; or

–	delivering a combination of new shares and existing shares.
All Bondholders holding Bonds with the same Exercise Date or Early Exercise Date will be treated equally and will receive, as applicable, the same proportion of new and/or existing shares, subject to rounding.
The Company will not issue fractional shares. Instead, if the provision described above would otherwise result in the delivery of fractional shares to a Bondholder, the provisions set forth in paragraph 1.22.11 “Treatment of fractional entitlements” will apply.

1.22.7	Rights of Bondholders to receive interests on the Bonds and to receive dividends on to the shares delivered on settlement of the option
In the event of exercise of the Conversion Right, no interest shall be payable to Bondholders with respect to the period from the last Interest Payment Date preceding the Exercise Date to the date on which the cash and shares, if any, are delivered. Such settlement following an exercise of the Conversion Right (per the mechanics described above) will be deemed to satisfy the Company’s obligation to pay (i) the nominal value of the Bond, and (ii) accrued and unpaid interest from the last Interest Payment Date, including additional interest, if any, to, and including, the Exercise Date.
The rights attached to new shares issued upon the exercise of the Conversion Right, if any, are set out in paragraph 1.23.1.1 “New shares to be issued upon exercise of the Conversion Right”, below.
The rights attached to existing shares delivered upon exercise of the Conversion Right, if any, are set out in paragraph 1.23.1.2 “Existing shares delivered upon exercise of the Conversion Right”, below.
     1.22.8 Taxation on exercise of the Conversion Right
Please refer to the French Note d’Opération which is available on the websites of the Company (www.france.businessobjects.com) and the AMF (www.amf-france.org).
     1.22.9 Maintenance of Bondholders’ rights
     1.22.9.1 Undertakings of the Company
While any of the Bonds remain outstanding, the Company is authorized to modify its rules governing allocation of profits, to create preferred shares, and to redeem its share capital in accordance with the terms and conditions of the Bonds or the provisions of Article L. 228-103 of the French Commercial Code, so long as it acts to preserve the rights of Bondholders under the provisions set forth in Article L. 228-99 of the French Commercial Code.
     1.22.9.2 In the event of a reduction of share capital resulting from losses
In the event of a reduction of share capital resulting from losses, whether by way of a reduction of the nominal value or the number of shares, the rights of Bondholders to receive shares will be reduced accordingly as if such Bondholders had been shareholders as of the date of issuance of the Bonds.
     1.22.9.3 Adjustments to the Conversion Ratio in the event of financial transactions
As a result of the following transactions:
1.	an issuance of securities with listed preferential subscription rights,

2.	an increase in share capital by capitalization of reserves, profits or share premiums and distribution of free shares, or the subdivision or consolidation of shares,

3.	the capitalization of reserves, profits or share premiums by increasing the nominal value of the shares,

4.	the distribution of reserves or premiums in cash or in securities,

5.	the distribution to shareholders of any bonus financial instruments other than Company shares,

6.	takeover, merger, or spin-off,

7.	a Change of Control,

8.	the repurchase by the Company of its own shares at a price higher than the market price, or

9.	a change in the allocation of profits through the creation of preferred shares, which the Company may carry out after the issuance of the Bonds, the maintenance of the rights of Bondholders will be ensured by means of an adjustment to the Conversion Ratio, up to the maturity date or early redemption date of the Bonds in accordance with the provisions set out below.
In the event of adjustments carried out in accordance with paragraphs 1 to 8 below, the new Conversion Ratio will be rounded with three decimals to the nearest one-thousandth (with 0.0005 being rounded up to the nearest one-thousandth, i.e. 0.001). Any subsequent adjustments will be carried out on the basis of such new Conversion Ratio as adjusted and rounded.
In case of several of the below-described events occurring successively, the Conversion Ratio will be successively adjusted for each transaction.
1.	In the event of a financial transaction conferring listed preferential subscription rights, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share price ex-preferential subscription right + value of the preferential subscription right Share price ex-subscription right
For the purposes of calculating this formula, the share price ex-preferential subscription right and the value of the preferential subscription right will be determined on the basis of the average of the first quoted prices on each Trading Day falling in the subscription period during which the shares ex-preferential subscription rights and the preferential subscription right are simultaneously quoted.
2.	If the Company increases its share capital by capitalization of reserves, profits or share premiums and distributes bonus shares, or subdivides or consolidates its shares, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Number of shares comprising the share capital outstanding after the transaction Number of shares comprising the share capital outstanding before the transaction
3.	If the Company increases its share capital by means of a capitalization of reserves, profits or share premiums by increasing the nominal value of the shares, the Conversion Ratio will not be adjusted but the nominal value of the shares which may be delivered to Bondholders upon exercise of their Conversion Right will be increased accordingly.

4.	If the Company distributes reserves or premiums in the form of cash or securities, or distributes a dividend in cash or in kind (securities in portfolio, etc...), the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share price before distribution Share price before distribution less the cash amount distributed per share or the value of the securities or assets distributed in relation to each share
For the purposes of calculating this formula:
•	the share price before the distribution will be calculated on the basis of the average of the VWAP Prices for the 3 Trading Days immediately preceding the date of distribution;

•	if the securities are quoted on a regulated or similar market during the relevant period, the value of securities distributed will be calculated as described above for the share;

•	if the securities are not quoted on a regulated or similar market before the date of distribution, such value will be determined according to the average of the VWAP Prices for the first 3 consecutive Trading Days on which the security is quoted following the date of distribution, if the securities are so quoted at any time during the 20 Trading Days following the distribution, and in any other case, as determined by an independent expert of international repute selected by the Company.
5.	If the Company carries out a distribution of bonus financial instruments other than shares of the Company, the new Conversion Ratio will be determined as follows:
(a)	if the right to receive the free distribution of the financial instruments is listed on Euronext or another regulated or similar market, the Conversion Ratio in effect prior to the relevant transaction will be multiplied by the following formula:

Share price ex-free distribution right + price of the right to receive bonus securities Share price ex-free distribution right
For the purposes of calculating this formula, the share price ex-free distribution right and the price of the right to receive bonus securities will be determined respectively on the basis of the average VWAP Prices of the share and the right during (i) the first 3 Trading Days on which the share price ex-free distribution right and the price of the right to receive bonus securities are simultaneously quoted or (ii) the number of Trading Days on which the share price ex-free distribution right and the price of the right to receive bonus securities are simultaneously quoted, if this number is less than 10. In the event that this average is calculated on the basis of less than five separate quoted prices, the calculation must be evaluated or made by an independent expert of international repute selected by the Company;

(b)	if the right to receive the distribution of the financial instruments is not listed on Euronext or another regulated or similar market, the Conversion Ratio in effect prior to the relevant transaction will be multiplied by the following formula:

Share price ex-free distribution right + value of the financial instruments allotted with respect to each share Share price ex-free distribution right
For the purposes of calculating this formula, the Share price ex-free distribution right and the price of the financial instruments allotted with respect to each share, if the latter are quoted on a regulated or similar market, will be determined on the basis of the average of the VWAP Prices quoted during 3 consecutive Trading Days following the date of distribution of such financial instruments during which the ex-free distribution right shares and the allotted financial instruments are simultaneously listed. If the financial instruments are not listed on a regulated or similar market, its or their value will be determined by an independent expert of international repute selected by the Company.

6. Takeover (absorption), merger (fusion), or spin-off (scission)
In the event of absorption of the Company by another company or in the event of a merger of the Company with one or more companies to create a new company, or in the event of a demerger or spin-off of the Company, shares to be issued upon exercise of the Conversion Right will be shares (“Substitute Shares”) of the absorbing or new company, or the companies resulting from any demerger or spin-off, or the acquiring company, as the case may be, based on the Conversion Ratio adjusted as set forth below, subject to the Company’s early redemption option as set forth in paragraphs 1.7.2 and 1.7.3.
The new Conversion Ratio will be determined by multiplying the Conversion Ratio in force before the beginning of this transaction by the exchange ratio of Company shares for Substitute Shares. The absorbing company or the new company will be substituted for the Company for the application of the above provisions relating to the preservation of Bondholders’ rights in the event of financial transactions or transactions on securities, and, generally, to ensure the respect of Bondholders’ rights in accordance with the applicable legal, regulatory and contractual terms.
7. Adjustment for Change of Control Event
(a) If a public announcement is made regarding a prospective Change of Control Event (as defined in paragraph 1.7.4.1 “Redemption upon a Change of Control”), other than a Change of Control Event (i) for which an adjustment is to be made pursuant to paragraph 6 above, or (ii) is discussed in paragraph (b) below, and if such public announcement occurs prior to May 11, 2012, then the Conversion Ratio shall be adjusted for any exercise of the Conversion Right in respect of which the Exercise Date falls after the Relevant Date and during the 60 calendar day period (60th day included) starting on the first Business Day following the Relevant Date, so that, for each Bond in respect of which the Conversion Right is exercised, the number of shares resulting from the application of the Conversion Ratio (i.e. initially ONE share for ONE Bond) will be increased by the Additional Number of Shares (as defined below). For the avoidance of doubt, the exercise of the Conversion Right will continue to be settled in accordance with paragraph 1.22.6 “Settlement of Exercise of the Conversion Right”.
(b) In the event of a tender offer of the type described in paragraph 1.22.6.(b) that results in the publication of a notice of positive results, the Conversion Ratio will be adjusted for any request to exercise the Conversion Right received by BNP Paribas Securities Services during the Early Exercise Period such that, for each Bond to which the Conversion Right is exercised, the number of shares resulting from the application of the Conversion Ratio (i.e. initially ONE share for ONE Bond) will be increased by the Additional Number of Shares (as defined below).
(c) The “Relevant Date” with respect to a Change of Control Event means (i) in the event of a public tender or exchange offer except in the case discussed in paragraph (b) above, the first day on which the Company’s shareholders may tender their shares in such offer, (ii) in the case discussed in paragraph (b) above, the publication date of the notice of the results discussed in paragraph (b), and (iii) in any other event, the date on which a general shareholders’ meeting is called for purposes of approving such Change of Control Event.
The “Additional Number of Shares” will be determined by reference to the table below, based on the date of the day immediately following the Relevant Date, and the price per share offered or proposed to the Company shareholders in connection with the Change of Control Event (the “Offer Price”), it being specified that:
•	If holders of the Company’s shares are to receive only cash in connection with the Change of Control Event, the Offer Price shall be the cash amount per share (converted if necessary to euros at the rate in effect on the Relevant Date as published by the European Central Bank).

•	Otherwise, the Offer Price shall be the average of the VWAP Prices of the Company’s shares over the five Trading Day period ending on the Relevant Date (or the next preceding Trading Day, if the Relevant Date is not a Trading Day).
The Offer Prices set forth in the first row of the table below will be adjusted as of any date on which the Conversion Ratio is otherwise adjusted. The adjusted Offer Prices will be equal to (A) the Offer Price applicable immediately prior to such adjustment, multiplied by (B) a fraction, the numerator of which will be the Conversion Ratio in force immediately prior to the adjustment and the denominator of which will be the Conversion Ratio as adjusted. The Additional Number of Shares will be adjusted in the same manner as the Conversion Ratio.
The following table sets forth the hypothetical Offer Price and the Additional Number of Shares to be added to the applicable Conversion Ratio in force immediately prior to the adjustment based on the day immediately following the Relevant Date:

Offer Price
(euros)	May 3, 2007	May 11, 2008	May 11, 2009	May 11, 2010	May 11, 2011	May 11, 2012

<= 27	0.5103	0.5217	0.5194	0.5178	0.5189	0.5296
30.00	0.4162	0.4215	0.4134	0.4040	0.3939	0.3767
35.00	0.3050	0.3039	0.2899	0.2723	0.2501	0.2252
40.00	0.2302	0.2258	0.2092	0.1878	0.1595	0.1325
45.00	0.1781	0.1721	0.1548	0.1325	0.1025	0.0642
50.00	0.1407	0.1342	0.1172	0.0957	0.0667	0.0131
55.00	0.1131	0.1067	0.0908	0.0708	0.0444	0.0000
60.00	0.0924	0.0863	0.0717	0.0537	0.0306	0.0000
65.00	0.0764	0.0709	0.0577	0.0417	0.0220	0.0000
70.00	0.0640	0.0591	0.0473	0.0332	0.0166	0.0000
75.00	0.0541	0.0499	0.0393	0.0271	0.0132	0.0000
80.00	0.0461	0.0425	0.0332	0.0225	0.0110	0.0000
85.00	0.0396	0.0366	0.0283	0.0191	0.0094	0.0000
90.00	0.0343	0.0318	0.0245	0.0164	0.0083	0.0000
95.00	0.0298	0.0278	0.0213	0.0143	0.0075	0.0000
>= 100	0.0260	0.0244	0.0187	0.0127	0.0068	0.0000
If the Offer Price or the day immediately following a Relevant Date is not set forth in the above table, then:
•	if the Offer Price is between two Offer Price amounts in the table or the day immediately following a Relevant Date is between two days in the table, the Additional Number of Shares will be determined by straight line interpolation between the Additional Number of Shares set forth for the higher and lower Offer Prices and the two nearest dates, based on a 365-day year;

•	if the Offer Price is greater than €100 per share (as adjusted on the same basis as the adjustment to the figures in the table, as provided above), there will be no Additional Number of Shares;

•	if the Offer Price is less than €27 per share (as adjusted on the same basis as the adjustment to the figures in the table, as provided above), there will be no Additional Number of Shares.
For the avoidance of doubt, the Conversion Ratio shall be automatically restored to its original value upon the expiration of such 60-day period (in the cases discussed in paragraph (a) above) and the Early Exercise Period (in the case discussed in paragraph (b) above). However:
•	in the cases discussed in paragraph (a) above, if the 30th day of such 60-day period occurs prior to the Initial Exercise Date or the commencement of the Year Two Exercise Period, or

•	in the cases discussed in paragraph (b) above, if the last day of the Early Exercise Period occurs prior to the Initial Exercise Date or the commencement of the Year Two Exercise Period, the Conversion Ratio as adjusted pursuant to the above formula shall be maintained until 30 days after the earlier of the initial Exercise Date or the commencement of the Year Two Exercise Period.
8.	In the event of a purchase by the Company of its own shares at a price higher than the market price, the new Conversion Ratio shall be determined by multiplying the Conversion Ratio in effect before the commencement of such purchase by the following ratio, rounded to the nearest hundredth of a share:

Share price + Pc % x (Purchase price – Share price) Share price
Where:
•	“Share price” means the average of the VWAP Prices for the 3 Trading Days preceding the purchase (or the possibility to purchase);

•	“Pc %” means the percentage of share capital purchased;

•	“Purchase price” means the price at which the share is effectively purchased (which, by definition, will be higher than the Price of the share as defined above).
9.	In the event of the Company’s modification of the allocation of its profits through the creation of preferred shares, the new Conversion Ratio will be equal to the product of the Conversion Ratio in force before the beginning of this transaction multiplied by:

Share price before modification of the allocation of profits Share price before modification of the allocation of profits – Amount of the reduction per share of the right to profits
For the purposes of calculating this formula, (i) the share price before modification of the allocation of the Company’s profits will be determined by reference to the VWAP Price of the Company’s shares during the three Trading Days preceding the date of modification and (ii) the amount of the reduction per share of the right to profits will be determined by an independent expert of international repute chosen by the Company.
Notwithstanding any of the foregoing, if the application of any of the adjustments under paragraphs 1 to 9 above would result in the Company issuing more shares than it is authorized to issue (before application of this paragraph), and if the Company is not then authorized to repurchase existing shares for delivery upon exercise of the Conversion Right, then the Company shall not be required to issue the shares that would cause its authorization to be exceeded. Therefore, the maximum amount of the capital increase that may be implemented shall not exceed €2,000,000 nominal value (i.e., a maximum number of 20,000,000 shares on the basis of the current €0.10 nominal value of each share), as set forth by the twenty-second resolution of the extraordinary general meeting of June 7, 2006, subject to any adjustments which may be made in compliance with applicable French law and regulations. The adjustments that may result in a capital increase exceeding the maximum amount of €2,000,000 nominal value are those indicated in paragraphs 1 to 5, 8 and 9 above and are under the Company’s control.
Any resulting reduction in respect of an Exercise Date shall be applied on a pro rata basis in respect of all Bonds for which the Conversion Right has been exercised.
If the Company carries out transactions in respect of which an adjustment under paragraphs 1 to 9 above has not been provided for, and where subsequent French law or regulations would require an adjustment, the Company will carry out such adjustment in accordance with the applicable laws and regulations and relevant French market practices in effect in France at such time.
The Company’s Board of Directors shall report on the components of the calculation and on the results of any adjustment in the annual report following any such adjustment.
     1.22.10 Notice to Bondholders in the event of adjustments
In the event of an adjustment, Bondholders will be notified of the new Conversion Ratio by a notice published in the Bulletin des Annonces Légales Obligatoires, in a financial newspaper with general distribution in France, in a notice issued by EuronextTM and in a notice given through the facilities of Euroclear France S.A., Euroclear Bank S.A./N.V. and Clearstream Luxembourg, so long as the Bonds clear through such agencies.
     1.22.11 Treatment of fractional entitlements
If the number of shares that would be deliverable to a Bondholder in accordance with paragraph 1.22.6 “Settlement of Exercise of the Conversion Right” is not a whole number, the Bondholder may request delivery of either:
–	the next lower whole number of shares, in which case the Bondholder will receive a cash payment (with 0.0005 being rounded up to the nearest one-thousandth, i.e. 0.001) equal to the value of the remaining fractional share, calculated on the basis of the opening share price quoted on Eurolist by Euronext ParisTM on the Trading Day preceding the date on which the request for the exercise of the Conversion Right request is made; or

–	the next greater whole number of shares, provided that in such case the Bondholder pays the Company an amount (with 0.0005 being rounded up to the nearest one-thousandth, i.e. 0.001) equal to the value of the additional fraction of a share requested, calculated on the basis set out in the preceding paragraph.
If the Bondholder does not state which choice it wishes to make, it shall receive a number of the Company shares rounded down to the nearest whole number, and the remainder in cash as described above.
     1.23 Shares delivered upon exercise of the Conversion Right
     1.23.1 Rights attached to the shares to be delivered, if any
     1.23.1.1 New shares to be issued upon exercise of the Conversion Right
New shares issued upon exercise of the Conversion Right, if any, shall be subject to all provisions of the Company’s by-laws (statuts) and will give holders the right to receive all dividends paid by the Company on or after their date of issue, other than dividends that have previously been detached from the Company’s existing shares for purposes of being traded on Eurolist by EuronextTM (or any other regulated or similar market on which the shares are quoted). As a result, they will be fully fungible with such shares from their date of issue.
     1.23.1.2 Existing shares delivered upon exercise of the Conversion Right
Existing shares delivered upon the exercise of the Conversion Right, if any, shall be existing ordinary shares carrying dividend rights and conferring upon their holders, from the date of delivery, all the rights attached to ordinary shares, provided that in the event that rights to a dividend are detached from the shares between the Exercise Date and the delivery date, Bondholders shall not be entitled to the dividend nor to any compensation therefor.
     1.23.1.3 General provisions
Each new or existing share confers the right to an interest in the Company’s assets, profits and in any liquidation surplus prorata to the percentage of share capital represented by such share, taking into account whether any share capital has been redeemed, whether shares have been fully paid up, the nominal value of the shares and the rights of different classes of shares.
Such shares are also subject to the provisions of the Company’s by-laws.
Dividends which have not been claimed within five years after their payment are forfeited (in accordance with the law) and become the property of the French State.
     1.23.2 Transferability of the shares
No provision in the Company’s by-laws limits the transferability of the shares comprising the Company’s share capital.
     1.23.3 Nature and form of the shares
The shares shall be either in registered or bearer form, at the option of the shareholder.
Shares held in either form are required to be entered in book-entry form in accounts (inscrites en compte) maintained by the Company or its agent and/or an authorized intermediary, as the case may be. The shares are required to be entered in book-entry form in accounts held, as the case may be:
–	by BNP Paribas Securities Services acting on behalf of the Company, in respect of fully registered shares (nominatifs purs);

–	by an authorized financial intermediary selected by the shareholder, and by BNP Paribas Securities Services acting on behalf of the Company, in respect of shares in administered, registered form (nominatifs administrés); or

–	by an authorized financial intermediary selected by the shareholder in respect of shares in bearer form (au porteur).
     1.23.4 Taxation of French Residents
Please refer to the French Note d’Opération which is available on the websites of the Company (www.france.businessobjects.com) and the AMF (www.amf-france.org).
     1.23.5 Listing of new shares
The Company’s shares are listed on Eurolist by EuronextTM (ISIN Code: FR 0004026250). Application shall be made to list new shares resulting from an exercise of the Conversion Right on Eurolist by EuronextTM from their date of issue.

The new shares resulting from the exercise of the Conversion Right will also be listed in the United States on the Nasdaq Global Select Market in the form of American Depositary Shares from their date of issue.
     1.23.6 U.S. Registration Rights
The Company will, at its expense:
•	use reasonable efforts to file, within 270 days after the issue date of the Bonds, a shelf registration statement (a “Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) covering new or existing shares remitted upon the exercise of the Conversion Right, provided that in the event the Company reasonably determines that (i) it is a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act (as defined below)) and will continue to be a well-known seasoned issuer until at least the first anniversary of the date of initial issuance of the Bonds, (ii) it is entitled to file such Registration Statement on Form S-3, and (iii) such Registration Statement will become effective immediately upon filing pursuant to Rule 462(e) under the Securities Act, then the Company may defer such filing until not later than the end of the seventh day prior to such first anniversary date;

•	use reasonable efforts to cause such Registration Statement to become or be declared effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on or prior to the first anniversary of the date of the initial date of issuance of the Bonds ; and

•	subject to the Company’s rights to suspend use of the Registration Statement and the related prospectus under the circumstances described below, use reasonable efforts to keep the Registration Statement continuously effective, supplemented and amended as required under the Securities Act until the second anniversary of the date of the initial issuance of the Bonds.
If a Registration Statement with respect to new or existing shares granted after the exercise of the Conversion Right:
•	is not filed with the SEC on or prior to 270 days after the date of the initial issuance of the Bonds (or such later date as is permitted pursuant to the proviso set forth above), or has not become or been declared effective by the SEC on or prior to the first anniversary of the date of the initial issuance of the Bonds; or

•	is filed and becomes or is declared effective but shall thereafter cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the shares remitted upon the exercise of the Conversion Right (other than as a result of the Company’s suspension of the use of the Registration Statement under the circumstances described below);

(both of which circumstances are hereafter referred to as a “registration default”), the Company will pay registration default damages to each Bondholder.
The amount of registration default damages payable during any period in which a registration default has occurred and is continuing is as follows:
•	the interest rate payable on the Bonds shall be increased by 0.25 percent (or 25 basis points) per annum after the 90-day period mentioned above;

•	the interest rate payable on the Bonds shall be increased by an additional 0.25 percent (or 25 additional basis points) per annum after the 90-day period mentioned above.
The payment of registration default damages shall be the sole monetary remedy for a registration default. This shall not preclude any action for specific performance of the Company’s registration obligations.

If a Registration Statement has not become or been declared effective by the SEC on or prior to the first anniversary of the initial date of issuance of the Bonds, then
•	the Conversion Right may not be exercised until the earlier of such time as (i) a Registration Statement has become or is declared effective by the SEC or (ii) the second anniversary of the initial date of issuance of the Bonds; and

•	the Company will publish a notice to this effect in the manner described below at least one Business Day up to a first anniversary date (absent which Bondholders may assume that the Registration Statement will become effective on such anniversary date).
The Company will be permitted to suspend the use of the Registration Statement for shares remitted upon the exercise of the Conversion Right for a period not to exceed 45 days in any 90-day period or an aggregate of 90 days in any 365-day period if the Registration Statement:
•	would, in the Company’s judgment, contain a material misstatement or significant omission as a result of an event that has occurred after its initial effective date and is continuing; and

•	the Company cannot correct the misstatement or significant omission without unreasonable effort, or the Company reasonably determines that the disclosure of this material non-public information would have a material adverse effect on the Company and its subsidiaries taken as a whole.
The Company’s decision to suspend the use of the Registration Statement will be published in a notice issued in the manner described below as promptly as practicable and will be effective when given, which notice will mention both the date on which the suspension comes into effect and the date the suspension will end (if known).
Any notice that the Registration Statement is not effective on the first anniversary of the initial date of issuance of the Bonds, or of the Company’s suspension of the use of the Registration Statement, will be published in a financial newspaper with general circulation in France, submitted to EuronextTM to be published by it in a notice and submitted to Euroclear France S.A., Euroclear Bank S.A./N.V. and Clearstream Luxembourg for publication as a notice, so long as the Bonds clear through such agencies.